Exhibit 10(u)

C-COR Incorporated

PROFIT INCENTIVE PLAN (PIP)

FISCAL YEAR 2008

1. Conceptual Basis of the Plan

The PIP plan is based upon the achievement of specific corporate financial goals as established on an annual basis by the Board of Directors. The plan allows eligible employees to share in the successes of the company, while balancing the financial needs of the company to re-invest profits in future operations. The main aspects of the plan are:

1) A PIP payment pool is funded based on 50% of earned profits above the minimum profit threshold approved by the Board of Directors for FY08. The PIP payment pool is divided into two specific payment types: bonus payments and incentive payments.

2) A bonus payment pool will be created beginning at achievement of 80% or greater of corporate financial goals measured for

C-COR Inc. The goal will be operating income from continuing operations* as approved by the Board of Directors for FY08. Any payment or participation by employees will be at management discretion with a maximum payment of 15% of an employee’s base pay.

3) An incentive payment pool will be created beginning at achievement of 90% or greater of corporate financial goals measured for

C-COR Inc. The goal will be operating income from continuing operations** as approved by the Board of Directors for FY08. If a payment is approved, all eligible employees will receive an incentive payment based upon total funds available in the pool for that measurement period with distribution based on their identified percentage of base wages. If the pool of available funds is less than the sum of targeted payments, a proration factor will be applied across all payments. If the pool is greater than the sum of targeted payments times 150%, the maximum payout will be the sum of targeted payments times 150%. Total payout must be equal to or lower than the available incentive payment pool.

4) The maximum payout (including fringes/taxes) for the combined bonus and incentive payments will be 25% of cash flow from operations** for C-COR Inc. during the measurement period. If the pool of available funds from cash flow is less than the sum of targeted payments, a proration factor will be applied across all payments. If the pool is greater than the sum of targeted payments times 150%, the maximum payout will be the sum of targeted payments times 150%. Total payout must be equal to or lower than the available cash flow requirement.

2. Participant Eligibility

Full-time, active employees and part-time, active employees (working a minimum of 20 hours per week/1040 hours per year) of

C-COR, Broadband Management Solutions, LLC, C-COR Electronics Canada Inc., salaried employees of C-COR de Mexico, employees of European or Asian subsidiaries meeting all other requirements and not covered in a category listed below, and individuals within subsidiary groups who are specifically identified as key management/ technical leadership are eligible for this program.

The following employees are not eligible:

-	Employees on Sales/Marketing Commission or Incentive Plans
-	Employees who are provided a specifically identified, alternative incentive bonus
-	Temporary Agency Employees, Independent Contractors, Co-ops and Interns
-	Employees paid on a piece-rate basis

3. Definition of base wages

Base wages are defined as the total base wages of an employee at the end of each measurement period, not including any special compensation such as the reimbursement of moving expenses, one-time bonuses, or the exercise of stock options or wages paid through disability, workers’ compensation or other third-parties. Base wages do not include overtime, however shift differential will be included in the calculation of base wages when applicable. If an employee does not receive wages from C-COR during the measurement period due to disability, workers’ compensation, FMLA, Military Leave or other circumstances, only wages paid directly by C-COR will be considered to be included for the purposes of calculating an incentive or bonus payment.

New Hires within the Fiscal Year and / or Terminated Employees –

An employee is eligible for an Incentive payment if they have worked at least one full fiscal quarter during the measurement period (defined in section 4 below) and are on the payroll at the time of payment following each fiscal measurement period (defined in section 4 below). Employees who are impacted by a reduction-in-force during the measurement period are eligible for a pro-rated incentive payment, if a payment is ultimately approved at the end of the measurement period by the Compensation Committee/Board of Directors, if they have worked at least one full fiscal quarter during the measurement period and agree to sign a general release agreement. The formula for calculating an incentive payment takes into account the pro-rationing of the payment amount to reflect the amount of time the individual was actively employed during the payment period.

4. Creation of PIP pool

The PIP pool is calculated as 50% of the profit achieved above the minimum established threshold up to a maximum of targeted payments times 150%. The Board of Directors approves the minimum threshold for profit for FY08 as a part of the financial plan. The PIP pool is broken into two distinct components: Incentive payments and Bonus Payments. The portion of the PIP pool provided to each of these components is dependent upon the percentage of goal achievement as shown below:

Total Goal Achievement %	PIP Payment

Less than 80% of goal	0% PIP pool created

80%-89.9% of goal	100% of PIP pool is allocated to Bonus Payments

90-110% of goal	Total PIP pool is allocated as shown below: 80% of PIP pool is allocated to Incentive Payments 20% of PIP pool is allocated to Bonus Payments

110.1% to 120% of goal	Additional PIP pool above 110% goal achievement is allocated 100% to Bonus Payments

Incentive Payments

Timing and Measurement Periods: Achievement of financial metrics versus established goals will be reviewed based on two measurement periods during FY08. The first review will take place after the completion of the 1st and 2nd quarters of FY08 and the second at the completion of the full fiscal year FY08. Following the audit (or review, in the case of interim financial statements) of the financial statements, the Compensation Committee will review any applicable PIP calculations for potential payment. All decisions made by the Compensation Committee and/or the Board of Directors are final and binding (see Administration section 5 of this document). Any payment approved will be disbursed to all eligible employees as soon as practical following Compensation Committee and/or Board of Directors approval.

Measurement Periods:	June 30, 2007 to December 28, 2007 (1st half) June 30, 2007 to June 27, 2008 (full fiscal year)

Calculation of Payments:

Payment calculations will be based on Total Goal Achievement % with associated Incentive payments as defined below. However, the maximum payout (including fringes/taxes) will be the available incentive payment pool (maximum is equal to targeted payments times 150%) for that measurement period as approved by the Board of Directors and will have a maximum payout of 25% of cash flow from operations** for C-COR Inc. during the measurement period.

Q1 & Q2 payment:

The first measurement period, Q1 & Q2, has a maximum payout of 100% of incentive pool.

Total Goal Achievement %	PIP Payment

Less than 90% of goal	0% payment

90-99.9% of goal	Available incentive pool will be distributed based upon 1) goal achievement multiplier and 2) targeted incentive percentage of wages for each employee. Multiplier will be a straight-line calculation with a minimum of 50% at 90% of goal achievement. The goal multiplier % will apply to 5% -32% of base wages dependent upon level of position. Payments will be pro-rated if necessary across all payment levels.

100% achievement of goal	Available incentive pool will be distributed based upon targeted incentive percentage of wages for each employee; 5% -32% of base wages dependent upon level of position. Payments will be pro-rated if necessary across all payment levels.

End of Fiscal Year 2008:

The second measurement period, the full fiscal year 2008, has a maximum payout of targeted payments times 150%.

Total Goal Achievement %	PIP Payment

Less than 90% of goal	0% payment

90-99.9% of goal	Available incentive pool will be distributed based upon 1) goal achievement multiplier and 2) targeted incentive percentage of wages for each employee. Multiplier will be a straight-line calculation with a minimum of 50% at 90% of goal achievement. The goal multiplier % will apply to 5% -32% of base wages dependent upon level of position less any payments made for the 1st half of FY08 PIP. Payments will be pro-rated if necessary across all payment levels.

100% achievement of goal	Available incentive pool will be distributed based upon targeted incentive percentage of wages for each employee; 5% -32% of base wages dependent upon level of position less any payments made for the 1st half of FY08 PIP. Payments will be pro-rated if necessary across all payment levels.

100.1%-110% of goal	Available incentive pool will be distributed based upon 1) goal achievement multiplier and 2) targeted incentive percentage of wages for each employee. Multiplier will be a straight-line calculation beginning at 100% for 100% goal achievement with a maximum of 150% at 110% of goal achievement. The goal multiplier % will apply to 5% -32% of base wages dependent upon level of position less any payments made for the 1st half of FY08 PIP. Payments will be pro-rated if necessary across all payment levels.

Bonus Payments

Timing and Measurement Periods: Achievement of financial metrics versus established goals will be reviewed on an annual basis at the end of FY08. Following the audit of the financial statements, the Compensation Committee will review any applicable PIP calculations for potential payment. All decisions made by the Compensation Committee and/or the Board of Directors are final and binding (see Administration section 5 of this document). Any payment approved will be disbursed by management on a discretionary basis to identified employees as soon as practical following Compensation Committee and/or Board of Directors approval.

Measurement Period:	June 30, 2007 to June 27, 2008

Calculation of Payments:

Maximum discretionary bonus payment will be 15% of employee’s base wages in addition to any applicable Incentive Payment awarded, however, the maximum payout (including fringes/taxes) for all combined PIP payments will be 25% of cash flow from operations** for C-COR Inc. during the measurement period. Any exceptions to the maximum payout for an individual employee require CEO approval.

5. Administration

The Compensation Committee of the Board of Directors oversees the Plan. The Compensation Committee and/or its delegate(s) are responsible for administration of the plan.

Subject to the provisions of the Plan, the Compensation Committee and/or its delegate(s) shall have the sole authority and discretion:

i)	to construe and interpret the Plan;

ii)	to determine and approve the amount of payments to be made within the Plan guidelines and to refer any exceptions or items requiring further review to the Board of Directors for approval;

iii)	to determine and approve the status and rights of any participant or beneficiary to payments under the Plan;

iv)	to decide all questions concerning the Plan and to make all other determinations and to take all other steps necessary or advisable for the administration of the Plan.

All decisions made by the Compensation Committee and/or its delegate(s) or the Board of Directors pursuant to the provisions of the Plan shall be final, conclusive, and binding upon all parties. The Compensation Committee has complete discretion in administering and interpreting the PIP Plan and in granting or denying any payments described within the plan regardless of the financial calculations presented.

6. Right to Withhold Taxes

The Company shall have the right to withhold such amounts from any payment under this Plan as it determines necessary to fulfill any federal, state, or local wage or compensation withholding requirements.

7. Non-Transferability of Rights

A participant’s rights and interests under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except in an event of the participant’s death), including, but not limited to, by way of execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such rights or interests of any participant under the Plan shall be subject to any obligation or liability of such participant other than any obligations or liabilities owed by the Participant to the Company.

8. No Right to Continued Employment

Neither the Plan, nor any compensation payable under the Plan, shall confer upon any participant any right to continuance of employment by the Company or any affiliate of the Company nor shall they interfere in any way with the right of the Company or any affiliate of the Company to terminate any participant’s employment at any time.

9. No Claim Against Assets

Nothing in this Plan shall be construed as giving any participant or his or her legal representative, or designated beneficiary, any claim against any specific assets of the Company or any affiliate or as imposing any trustee relationship upon the Company or any affiliate in respect of the participant.

The Company shall not be required to segregate any assets in order to provide for the satisfaction of the obligations hereunder. If and to the extent that the participant or his or her legal representative or designated beneficiary acquires a right to receive any payment pursuant to this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or any affiliate.

10. Company’s Books and Records Conclusive

The Company’s books and records, and internal accounting procedures, will be conclusive for all purposes under the Plan.

11. Amendment or Termination

The Company may at any time, terminate or modify or amend the Plan in any respect, at any time prior to payment for the fiscal year. The Compensation Committee may consider all applicable fiscal conditions at the time of payment in making its final determinations of payment or non-payment of PIP funds.

12. No Other Agreements or Understandings

Except as expressly provided herein, this Plan represents the sole agreement between the Company and participants concerning its subject matter and it supersedes all prior agreements, arrangements, understandings, warranties, representations, and statements between the parties concerning its subject matter.

13. Governing Law

The Plan and all actions taken pursuant thereto shall be governed by, and construed in accordance with, the laws of the State of Pennsylvania applied without regard to conflict of law principles.

* Operating income from continuing operations will be measured according to GAAP adjusted to exclude non-cash items (specifically, stock option expense and amortization of intangible assets), restructuring charges and one-time income or expenses. Final determination on inclusion or exclusion of items in determining achievement of the financial goals will be at the sole discretion of the Board of Directors upon presentation of the relevant information by the officers of the Company.

** Cash flow from operations will be measured according to GAAP adjusted to exclude one-time income or expenses. Final determination on inclusion or exclusion of items in determining achievement of the financial goals will be at the sole discretion of the Board of Directors upon presentation of the relevant information by the officers of the Company.